May 2, 2014

FLORIDA DEPARTMENT OF STATE
Division of Corporations

THUNDER ENERGIES CORPORATION
1444 RAINVILLE ROAD
TARPON SPRINGS, FL 34689

Re: Document Number P11000038861

The Articles of Amendment to the Articles of Incorporation of THUNDER FUSION CORPORATION which changed its name to THUNDER ENERGIES CORPORATION, Florida corporation, were filed on May 1, 2014.

This document was electronically received and filed under FAX audit number H14000104985.

Should you have any questions regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Rebekah White
Regulatory Specialist II
Division of Corporations

Letter Number: 614A00009408

P.O BOX 6327 – Tallahassee, Florida 32314

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

THUNDER FUSION CORPORATION

Document Number P11000038861

The undersigned, being the Chief Executive Officer and Chairman of the Board of Directors of Thunder Fusion Corporation, a Florida corporation, hereby certifies that the following Amendments to the Corporation's Articles of Incorporation have been adopted by the shareholders and the Board of Directors of the Corporation via unanimous written action without a meeting on April 25, 2014 with each director of the Company waiving notice of the meeting.

ARTICLE I

Corporate Name

The name of this corporation is **THUNDER ENERGIES CORPORATION** (the "Corporation").

ARTICLE II

Principal Office

The principal office for the Corporation shall be 1444 Rainville Road, Tarpon Springs, Florida 34689.

The amendments were adopted by the shareholders and approved by the Board of Directors. The number of votes cast for the amendments were sufficient for approval.

In all other respects, the Articles of Incorporation shall remain as they were prior to this Amendment being adopted.

Date: April 25, 2014

THUNDER FUSION CORPORATION

/s/: Ruggero M. Santilli
Dr. Ruggero M. Santilli,
Chief Executive Officer,
Chairman of the Board of Directors